Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 15, 2005 relating to the consolidated financial statements and schedule of QuadraMed Corporation, and our report dated April 28, 2005 relating to effectiveness of internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In our report on the effectiveness of internal control over financial reporting, we disclaim an opinion on management’s assessment and on the effectiveness of QuadraMed Corporation’s internal control over financial reporting.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Bethesda, Maryland

June 27, 2005